Notice of Withdrawal of Tender

Regarding Units in Ardian Access LLC

Tendered Pursuant to the Offer to Repurchase

Dated July 31, 2026

The Offer and withdrawal rights will expire on August 31, 2026 and this Notice of Withdrawal must be received by

the Fund’s Administrator, either by e-mail or mail, by 11:59 p.m.,

Eastern Time, on August 31, 2026, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

Regular Mail	E-mail: TAAltInv@ultimusfundsolutions.com
Ardian Access LLC P.O. Box 46707 Cincinnati, OH 45246 Attention: Ardian Access LLC	FOR ADDITIONAL INFORMATION CALL: (833) 601-2677

Overnight Mail
Ardian Access LLC 225 Pictoria Dr., Suite 450 Cincinnati, OH 45246 Attention: Ardian Access LLC

You are responsible for confirming that this Notice is received timely by Ultimus Fund Solutions, LLC, the Fund’s administrator. To assure good delivery, please send this page to Ultimus Fund Solutions, LLC and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

The undersigned represents that the undersigned is the beneficial owner of the units in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing member.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date